Exhibit 99.1

Contact: Shaun A. Burke     For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
A 38% INCREASE IN EARNINGS PER SHARE

SPRINGFIELD, MO - (January 13, 2006) - Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank (the “Company”), today announced the following highlights for its year ended December 31, 2005:

2005 Financial Highlights

•	Assets increase $40M, or 9% over prior year
•	Deposits increase $24M, or 8% over prior year
•	Earnings per share increase 38% over prior year
•	Loans increase $45M, or 11% over prior year
•	Net earnings increase $1.6M, or 38% over prior year
•	Net interest income increases 28% over prior year
•	Net interest margin increases 41 basis points over prior year to 3.50%

The Company also announced that earnings for the fourth quarter ended December 31, 2005 were $0.59 per share (base on net earnings of $1,648,000 during that period), up from $0.41 per share the Company earned during the same quarter in the prior year (based on net earnings of $1,145,000 during that period). This represents a 44% increase in quarterly earnings per share.

Earnings for the twelve months ended December 31, 2005 were $2.12 per share (based on net earnings of $5,899,000 during that period), up from $1.53 per share the Company earned during the same period in the prior year (based on net earnings of $4,285,000 during that period). This represents a 38% increase in earnings per share compared to the same period one year ago.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 261,457 shares of common stock under this plan at an average cost of $21.63 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Guaranty Federal Bancshares, Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has seven branches and 19 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATMs and over 1,000 ATMs nationwide.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,730	5,634	27,283	20,539
Total interest expense	3,490	2,337	11,860	8,446
Provision for loan losses	240	225	945	864
Net interest income after
provision for loan losses	4,000	3,072	14,478	11,229
Noninterest income	914	932	3,597	3,616
Noninterest expense	2,267	2,082	8,670	8,248

Income before income tax	2,647	1,922	9,405	6,597
Income tax expense	999	777	3,506	2,313

Net income	$1,648	1,145	5,899	4,284
Net income per share-basic	$0.59	$0.41	$2.12	$1.53
Net income per share-diluted	$0.56	$0.39	$2.03	$1.47

Annualized return on average assets	1.37%	1.04%	1.28%	1.04%
Annualized return on average equity	14.74%	11.11%	14.13%	10.74%
Net interest margin	3.71%	3.16%	3.50%	3.09%

	As of	As of
Financial Condition Data:	31-Dec-05	31-Dec-04

Cash and cash equivalents	$20,506	$15,896
Investments	7,702	16,407
Loans, net of allowance for loan losses	435,528	392,333
12/31/2005 - $5,400; 12/31/2004 - $4,537
Other assets	17,265	15,961
Total Assets	$481,001	$440,597

Deposits	$320,059	$296,388
FHLB advances	100,000	100,000
Other liabilities	18,850	3,436
Total liabilities	$438,909	$399,824
Stockholder's equity	42,092	40,773
Total liabilities and stockholder equity	$481,001	$440,597

Book value per share	$15.17	$14.45

Non performing assets	$722	$1,007